Exhibit 99.2
PRESS RELEASE - FOR IMMEDIATE RELEASE
For more information, contact
Louis Petrucelly
FalconStor Software, Inc.
631-962-1143
louis.petrucelly@falconstor.com

FalconStor Announces Agreement to Settle Claims
Against the Estate of ReiJane Huai
FalconStor to Receive Not Less Than 3 Million Shares of FalconStor Stock from the Estate
MELVILLE, N.Y., June 12, 2014 — FalconStor Software®, Inc. (NASDAQ: FALC), a market leader in data protection and migration, today announced that it entered into an agreement with Mrs. ShuWen Huai, as the Executor of the Estate of ReiJane Huai, to resolve claims by FalconStor arising from Mr. Huai’s involvement with respect to the previously reported improper payments made to a Company customer. Mr. Huai resigned as the Company’s Chairman, President and Chief Executive Officer in September, 2010.
Pursuant to the agreement, the Estate of ReiJane Huai will transfer FalconStor common stock held by Mr. Huai’s estate to FalconStor. The number of shares to be transferred will be determined by dividing $5.25 million by the average trading price of FalconStor stock for the ten trading days immediately following the execution of the settlement agreement, but will not be less than three million shares.
Among the other terms of the agreement are the following:

•	Upon the transfer of the shares to FalconStor, FalconStor will dismiss its lawsuit against the Estate and FalconStor and the Estate will provide general releases of all claims.

•	FalconStor will register for resale, by the Estate, the remaining shares of FalconStor stock formerly registered in the name of Mr. Huai.

•	FalconStor has a right of first refusal to purchase the remaining shares of FalconStor stock held by the Estate if the Estate proposes to dispose of such shares in any private transactions.

•
Any shares of FalconStor stock held by the Estate are subject to a five-year voting agreement that requires the Estate to vote the shares in accordance with the recommendations of FalconStor’s Board of Directors.

“We are pleased to bring this matter to a positive close,” said FalconStor CEO Gary Quinn. “This settlement compensates our stockholders and the Company for damage caused by the improper payments. We look forward to the future and focusing the Company on its next generation of enterprise class solutions.”

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is transforming how enterprises move, store, protect and optimize data. Founded in 2000, FalconStor offers an award-winning platform for data migration, business continuity, disaster recovery, optimized backup and deduplication. FalconStor helps maximize data availability and system uptime to ensure nonstop business productivity, while simplifying data management to reduce operational costs. Our open, integrated software solutions reduce vendor lock-in and give enterprises the freedom to choose the applications and hardware components that make the best sense for their business. FalconStor solutions are available and supported by OEMs, as well as leading system integrators and resellers worldwide. FalconStor is headquartered in Melville, N.Y. with offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).
This press release contains a summary of certain terms of a settlement agreement entered into by the Company. For the full terms and conditions of the settlement agreement, please see the exhibits to the Form 8-K filed by the Company with the Securities and Exchange Commission that discloses the events discussed in this press release.

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

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FalconStor and FalconStor Software are either trademarks or registered trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.